UNITED STATES

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CISCO SYSTEMS, INC.

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The following is additional information regarding Cisco’s Executive Incentive Plan and the compensation of two of its Named Executive Officers.

Annual Incentive Plan (“EIP”)

Our revenue and operating income under the EIP resulted in a company performance factor (“CPF”) that increased from 0.79 in fiscal 2017 to 1.06 in fiscal 2018, reflecting above target achievement of these financial performance goals. Our year-over-year EIP targets and performance are set forth in the following table:

	Fiscal 2018 (Actual /Target)	Fiscal 2017 (Actual /Target)
Revenue Under the EIP (in billions)	$49.2 / $48.6	$47.9 / $49.4
Results as a Percentage of EIP Target	101%	97%
Operating Income Under the EIP (in billions)	$15.3 / $14.8	$15.2 / $15.4
Results as a Percentage of EIP Target	104%	99%

These are the same financial targets used under the company-wide bonus plan and were based on the Company’s financial plan for fiscal 2018 set by the Board of Directors. In setting the financial plan, the Board took into account a challenging fiscal 2017, the uncertainty in the macro economic environment, challenges in service provider spending, and continued competitive and commodity pricing pressure. The Company had also recently launched the Catalyst 9000 switches and it was uncertain how quickly the transition to the series of switches would take. The 2018 financial plan, and the corresponding financial goals set by the Compensation Committee under the EIP, were challenging given the above-mentioned factors. Compared to fiscal 2017, the target operating income for fiscal 2018 was only slightly less than the actual and target for the prior fiscal year (by nearly 3.0% and 4.2%, respectively).

The Company’s actual performance during fiscal 2018 exceeded fiscal 2018 targets as well as the fiscal 2017 performance. The CPF for fiscal 2018 of 1.06 was based on the following performance criteria and the pay-for-performance results:

Performance Criteria				Pay for Performance Results
	Fiscal 2018 Goals ($ billions)			Fiscal 2018 Results ($ billions)	Funding (% of Target)	Weighting	Contribution
	Threshold	Target	Maximum
Revenue	$43.7 (90% of target)	$48.6	$54.4 (112% of target)	$49.2 (101% of target)	105.1%	20%	0.21
Operating Income	$12.6 (85% of target)	$14.8	$17.7 (120% of target)	$15.3 (104% of target)	106.5%	80%	0.85

							1.06

The individual performance factor (“IPF”) portion of the EIP formula is based on a “maximum average IPF”, which directly ties to the following objective and non-discretionary formula:

CPF	Fiscal 2018 Maximum Average IPF(1)
≤ 0.78	1.20
1.00	1.30
1.02	1.40
1.06	1.60
1.09	1.90
1.20	2.00

(1)	To the extent the CPF falls between two discrete points, linear interpolation shall be used to determine the maximum average IPF.

If the Committee did not exercise any discretion, each named executive officer would have an IPF of 1.60 based on the CPF of 1.06 for fiscal 2018. However, based on their performance and leadership at the same exceptional level, the Compensation Committee assigned an IPF of 1.70 to each of Mr. Robbins, Ms. Kramer, and Mr. Goeckeler. The IPF of 1.45 for each of Ms. Martinez and Ms. Elliott reflects their time in their new roles and their performance relative to the other named executive officers. The chart below sets forth each named executive officer participant’s actual IPF and shows that the average did not exceed the maximum average IPF of 1.60.

Named Executive Officer	Fiscal 2018 Individual Performance Factor
Charles H. Robbins	1.70
Kelly A. Kramer	1.70
David Goeckeler	1.70
Maria Martinez	1.45
Gerri Elliott	1.45

The approved IPFs did not significantly increase the EIP payouts above the formula determined IPF.

Named Executive Officer	Base Salary	Target Award Percentage	Company Performance Factor	Individual Performance Factor	EIP Payment
Charles H. Robbins	$1,230,907	225%	1.06	1.70	$4,990,711
Kelly A. Kramer	$763,434	135%	1.06	1.70	$1,857,206
David Goeckeler	$749,501	135%	1.06	1.70	$1,823,312
Maria Martinez	$193,050	135%	1.06	1.45	$400,569
Gerri Elliott	$186,000	135%	1.06	1.45	$385,941

Named Executive Officer New Hire Compensation

In March 2018, the Compensation Committee approved new hire cash bonus payments and equity grants for Ms. Martinez, our new Executive Vice President and Chief Customer Experience Officer, and Ms. Elliott, our new Executive Vice President and Chief Sales and Marketing Officer. These new officers fill critical roles on Cisco’s Executive Leadership team to help Cisco achieve its strategic priorities.

Cisco has been undergoing a multi-year transition to sell more software and subscriptions while remaining focused on delivering the highest value to our customers and shareholders. Given the needs and scale of this transformation, we required highly talented leaders with skills that complemented our existing Executive Leadership team.

Ms. Martinez and Ms. Elliott both bring a wealth of software and subscription experience, and have demonstrated their ability to execute in highly complex environments. They have proven track records at large companies such as Microsoft, Salesforce.com, IBM and Juniper in building successful “sales go to market” models and driving software adoption, renewal and expansion. We believe their vast experience across software, networking, services and customer success are quite rare, and a powerful combination in helping to drive our transition to more software and subscription offerings across our entire portfolio.

The Compensation Committee approved these new hire compensation packages after consulting with its independent executive compensation consultant regarding market custom and practice for such packages. The independent compensation consultant looked at non-CEO new hire packages of more than $10M provided by large technology companies in the previous five years. The consultant advised that these packages were in line with market precedent as highlighted below:

•	For Ms. Martinez, over half of her new hire awards were designed to compensate her for the unvested equity she forfeited by leaving Salesforce.

•	Ms. Elliott’s award level reflects an amount that was necessary to induce her out of retirement and join Cisco in a role that is critical to the execution of its long-term business strategy.

•	The new hire cash payments to both of these officers are subject to recoupment upon voluntary termination or termination for cause by Cisco within 24 months.

•

In order to further align the incentives of Ms. Martinez and Ms. Elliott, their inducement equity awards consisted of 50% performance-based restricted stock units, which vest after two and a half years from their start date based on relative TSR performance.

Based on the strategic need for the hiring of these two high quality and successful candidates, their unique ability to fit our need and the ultra-competitive talent market and demand for their services, the Compensation Committee concluded that the amount and structure of the packages was necessary and appropriate in order to bring these leaders onboard and contain appropriate performance requirements and clawback provisions.

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